Exhibit 10.10

September 21, 2009

Amanda Kleha

[Personal Address]

Dear Amanda,

On behalf of Zendesk, Inc. (the "Company"), I am pleased to offer employment to you. The purpose of this letter is to outline the terms for your employment.

Position: Your initial position with the Company will be Director of Online Marketing. This is a regular full-time exempt position located at the Company's headquarters in San Francisco.

Start Date: Unless otherwise agreed, your first day of employment will be October 12, 2009.

Salary: The Company will pay you an annual salary of $120,000, paid semi-monthly, and subject to periodic review and adjustment at the discretion of the Company. Your salary and other compensation will be subject to applicable deductions and withholdings.

Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to employees, including health, life, disability and dental insurance, subject to the terms and conditions of those plans and programs which may be modified from time to time. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start. You also will be eligible to receive paid vacation time. You will be eligible for up to fifteen (15) days of paid vacation per year, which shall accrue on a prorated basis. Other provisions of the Company's vacation policy are set forth in the policy itself.

Stock Options: You will be eligible to participate in the Company's stock option program, subject to approval by the Board of Directors. We will recommend to the Board of Directors that you be granted an option to purchase 80,000 shares of the Company's common stock at the stock's then fair market value. Your eligibility for stock options will be governed by the 2009 Stock Option and Grant Plan and any associated stock option agreement required to be entered into by you and the Company.

Representation Regarding Other Obligations: This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at Zendesk. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible.

Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. Similarly, the terms of employment outlined in this letter are subject to change at any time provided that the at-will nature of your employment may not be altered except by a formal writing signed by the Company's Chief Executive Officer. You also will be required to sign the Company's standard Confidentiality and Assignment Agreement ("Employee Agreement") as a condition of your employment. This offer letter and the Employee Agreement shall be governed by California law. A copy of that Agreement is enclosed. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the opportunity to work with you at Zendesk, Inc. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by signing below and returning a copy to me by September 23, 2009, preferably by scanning and emailing to me at rick@zendesk.com. We are confident that with you background and skills, you will have an immediate positive impact on our organization.

Very truly yours

/s/ Richard S. Rigoli
Richard S. Rigoli
Chief Financial Officer

Enclosure

/s/ Amanda Kleha	9.25.09
Employee's Name	Date